Exhibit 10.1

CONSULTING AGREEMENT

            This CONSULTING AGREEMENT (the “Agreement”), is made as of October 25, 2021 by and among STABILIS SOLUTIONS, INC., a Florida corporation having its principal address at 11750 Katy Freeway, Suite 900, Houston, TX 77079 (the “Company”), ENATEK SERVICES, LLC with an address at 3225 McLeod Drive, Suite 100 (the “Consultant”) and JAMES G. AIVALIS with an address of 22406 Caroline Cove, Katy, TX 77450 (“Aivalis”). The Company, the Consultant and Aivalis are referred to collectively herein as the “Parties” and individually as a “Party”.

 RECITALS:

            The Company and Aivalis are parties to an Executive Employment Agreement dated March 11, 2020, as amended effective February 1, 2021 and April 1, 2021 (the “Amended Executive Employment Agreement”). The employment of Aivalis as an executive employee under the Amended Executive Employment Agreement was terminated by Aivalis’ retirement as of January 31, 2021 at which time Aivalis began providing post-employment services to the Company as a consultant and member of the Board of Directors through January 31, 2022 pursuant to the provisions of Section 10(b) of the Amendment #1 of Amended Executive Employment Agreement; and

            The Company, the Consultant and Aivalis have agreed to enter into this Agreement to set forth the sole and exclusive terms under which the services of Aivalis as a consultant will be provided to the Company by the Consultant effective as of February 1, 2022 (the “Effective Date”).

             NOW, THEREFORE, the Parties hereto agree as follows:

            1. Consulting Services.

            As of the Effective Date Consultant shall provide the services of Aivalis to the Company to advise the Company CEO and the Board of Directors concerning LNG including market information as an independent consultant and advisor. Consultant shall make Aivalis available upon reasonable notice given by the Company to consult with and advise the Company on such matters. Such services shall include service of Aivalis as a non-independent member of the Board of Directors of the Company and any committee thereof if elected or appointed to the Board and committees thereof for no additional compensation.

2. Consulting Term.

            Aivalis shall be available to provide the consulting and advisory services set forth in Section 1 above for a period commencing on the Effective Date and ending on January 31, 2023.

            3. Consulting Fee and Benefits.

            a. As compensation for Aivalis’ consulting and advisory services during the Consulting Term, the Company shall pay the Consultant at the rate of $12,500 per month by the 10th day of each month during the Consulting Term. Consultant shall be responsible for all income tax withholding, FICA and Medicare payments due Consultant and Aivalis, it being understood that in providing such services Consultant and Aivalis shall be acting as an independent contractor and not as an employee or agent of the Company.

            b. Consultant shall be entitled to reimbursement for reasonable business and travel expenses incurred by Aivalis in the performance of his duties in accordance with the Company’s normal reimbursement practices.
            c. During the Consulting Term, Consultant shall have the option of continuing participation of Aivalis in the Company’s health insurance plan benefits as in effect from time to time during the Consulting Period. The Company shall pay a portion of the costs thereof which shall be considered as additional compensation hereunder.
4. Termination of the Consulting Term.

            The Consultant may terminate the Consulting Term with the Company hereunder, with or without cause, upon thirty (30) days’ advance written notice to the Company.   The Company may terminate the Consulting Term with the Consultant hereunder, in the event Consultant is unable or unwilling to provide the Consulting Services (the “Cause”). Prior to termination of the Consulting Term the Company will give twenty (20) days’ notice to the Consultant of such termination and the Cause therefor. Such termination shall be ineffective if Consultant reasonably cures such Cause within thirty (30) days’ after receipt of the Company’s notice.
5. Continuing Obligations of Consultant and Aivalis.
Consultant and Aivalis shall fully comply with the applicable restrictive covenants of Sections 11-12 of the Amended Executive Employment Agreement and the Company’s Business Ethics and Conduct Policy.
6. Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth above (or at such other address for a Party as shall be specified by like notice):

7. Counterparts; Facsimile Execution
.
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.
8. Entire Agreement
.
This Agreement and all other agreements, exhibits, and schedules referred to in this Agreement constitute(s) the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the parties. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation, understanding, agreement, commitment or warranty outside those expressly set forth in this Agreement.
9. Governing Law
; Arbitration of Disputes.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any controversy or claim arising out or relating to this Agreement shall be settled exclusively by arbitration by a single arbitrator in Harris County, Texas administered by the American Arbitration Association under its Commercial Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
10. Assignment
.
To the fullest extent permitted by law, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
The Parties hereto have executed and delivered this Consulting Agreement as of the date first above written.
The Company:
Stabilis Solutions, Inc.
By:     _______________________________
    Westy Ballard
    President and Chief Executive Officer

Aivalis:
_____________________________________
James G. Aivalis,
an individual

Consultant:
Enatek Services, LLC
By:     ________________________________
    James G. Aivalis,
    Manager

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